Exhibit 99(a)

Bard Employees' Savings Trust 401(k) Plan
EMPLOYEE IDENTIFICATION NUMBER: 22-1454160
PLAN NUMBER: 003

FINANCIAL STATEMENTS

As Of December 31, 2001 and 2000

TOGETHER WITH AUDITORS' REPORT

INDEX

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS 1

FINANCIAL STATEMENTS:

Statements of Net Assets Available for Benefits as of December 31, 2001 and 2000 2

Statement of Changes in Net Assets Available for Benefits for the Year Ended

December 31, 2001 3

NOTES TO FINANCIAL STATEMENTS 4-9

SUPPLEMENTAL SCHEDULES:

  Item 4i - Schedule of Assets Held for Investment Purposes as of

  December 31, 2001 10-11

  Item 4j - Schedule of Reportable Transactions for the Year Ended

December 31, 2001 12

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Retirement Committee of the Bard

Employees' Savings Trust 401(k) Plan:

We have audited the accompanying statements of net assets available for benefits of the Bard Employees' Savings Trust 401(k) Plan as of December 31, 2001 and 2000, and the related statement of changes in net assets available for benefits for the year ended December 31, 2001. These financial statements and the schedules referred to below are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits as of December 31, 2001 and 2000, and the changes in net assets available for benefits for the year ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes as of December 31, 2001 and reportable transactions for the year ended December 31, 2001, are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.

Roseland, New Jersey

May 15, 2002

BARD EMPLOYEES' SAVINGS TRUST 401(k) PLAN

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

AS OF DECEMBER 31, 2001 AND 2000

	2001	2000

INVESTMENTS, at market value	$160,099,419	$149,272,896

EMPLOYER AND PARTICIPANT CONTRIBUTIONS RECEIVABLE	434,735	467,395
Net assets available for benefits	$160,534,154	$149,740,291

The accompanying notes to financial statements are an integral part of these statements.

BARD EMPLOYEES' SAVINGS TRUST 401(k) PLAN

STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

FOR THE YEAR ENDED DECEMBER 31, 2001

ADDITIONS:
Investment income-
Interest and dividend income	$3,249,113
Interest income, participant loans	278,555
Net appreciation in fair value of investments	7,027,790
10,555,458

Contributions-
Employer	3,185,401
Participant	12,286,438
15,471,839

Total additions	26,027,297

Deductions:
Payments of benefits	15,233,434
Total deductions	15,233,434
Net increase (decrease)	10,793,863

NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	149,740,291
End of year	$160,534,154

The accompanying notes to financial statements are an integral part of this statement.

1. PLAN DESCRIPTION

The following description of the Bard Employees' Savings Trust 401(k) Plan (the "Plan") is provided for general information purposes. Participants of the Plan should refer to the Plan document for more detailed and complete information.

General

The Plan is a defined contribution plan for which contributions are made by C. R. Bard, Inc. (the "Company") and Plan participants. Effective January 1, 1998, Company matching contributions were designated as an employee stock ownership plan within the meaning of Section 4975(e)(7) of the Internal Revenue Code (the "Code"). This portion of the Plan invests primarily in qualifying employer securities. All domestic employees of the Company, not covered by a collective bargaining agreement, who have been scheduled for 1,000 hours of service and have attained the age of 21, are eligible to participate in the Plan.

This Plan is subject to the provisions of the Employee Retirement Income Act of 1974 (ERISA).

Contributions

Plan participants may elect to make tax deferred contributions through payroll deductions between 1% and 18% of their compensation, as defined by the Plan. Compensation eligible for contributions to the Plan includes base pay, overtime and commissions. The Company matches 100% of participants' contributions up to the first 2% of their compensation and 25% of contributions between 2% and 4% of their compensation. The Company may elect, at its discretion, to make additional matching contributions. However, matching contributions (when aggregated with elective deferral contributions) are not to exceed the maximum tax deductible amount, in accordance with current Federal tax regulations.

As of December 31, 2001, participants may direct their contributions to be invested in any of the following investment funds:

Vanguard 500 Index Fund -- Seeks to provide long-term growth of capital and income from dividends by holding all of the 500 stocks that make up the unmanaged Standard & Poor's 500 Composite Stock Price Index, a widely recognized benchmark of U.S. stock market performance.

Vanguard International Growth Fund -- Seeks to provide long-term growth of capital by investing in stocks of high-quality, seasoned companies based outside the United States. Stocks are selected from more than 15 countries.

Vanguard LifeStrategy Conservative Growth Fund -- Seeks to provide a high level of income and moderate long-term growth of capital and income by investing in five Vanguard funds: a domestic stock fund, an international stock fund, two bond funds, and an asset allocation fund. The fund's asset allocation ranges are expected to be 25%-50% stocks, 50%-75% bonds, and 0%-25% cash investments.

Vanguard LifeStrategy Growth Fund -- Seeks to provide long-term growth of capital by investing in four other Vanguard funds: a domestic stock fund, an international stock fund, a bond fund, and an asset allocation fund. The fund's asset allocation ranges are expected to be 65%-90% stocks, 10%-35% bonds, and 0%-25% cash investments.

Vanguard LifeStrategy Moderate Growth Fund -- Seeks to provide a reasonable level of income and long-term growth of capital and income by investing in four Vanguard funds: a domestic stock fund, an international stock fund, a bond fund, and an asset allocation fund. The fund's asset allocation ranges are expected to be 45%-70% stocks, 30%-55% bonds, and 0%-25% cash investments.

Vanguard Mid-Cap index Fund - Seeks to track the investment returns of the S&P 400 MidCap Index, which measures the performance of the stocks of all regularly traded midsize companies. This fund provides a way to match the performance of companies with market capitalizations of $1.5 billion to $13 billion.

Vanguard Prime Money Market Fund -- Seeks to provide high income and a stable share price of $1 by investing in short-term, high-quality money market instruments issued by financial institutions, nonfinancial corporations, the U.S. government, and federal agencies.

Vanguard PRIMECAP Fund -- Seeks long-term growth of capital by investing in stocks of companies with above-average prospects for continued earnings growth, strong industry positions, and skilled management teams.

Vanguard Small-Cap Index Fund - Seeks to track the investment returns of the Russell 2000 Index, which measures the performance of the 2,000 smallest companies out of the 3,000 largest U.S. companies. This fund provides a way to match the performance of a diversified group of small companies.

Vanguard Total Bond Market Index Fund -- Seeks to provide a high level of interest income by attempting to match the performance of the unmanaged Lehman Brothers Aggregate Bond Index, which is a widely recognized measure of the entire taxable U.S. bond market.

Vanguard Wellington Fund -- Seeks to provide income and long-term growth of capital without undue risk to capital by investing about 65% of its assets in stocks and the remaining 35% in bonds.

Vanguard Retirement Savings Trust - Seeks to provide collective investment of assets of tax-exempt pension and profit-sharing plans, primarily in a pool of investment contracts that are issued by insurance companies and commercial banks and in contracts that are backed by high quality bonds, bond trusts, and bond mutual funds.

Bard Common Stock Fund -- Seeks to provide the potential for long-term growth through increases in the value of the stock and reinvestment of its dividends.

All employee contributions are fully vested and nonforfeitable. Participants may transfer or redirect their contributions each day that the New York Stock Exchange is open for business. Company contributions are invested solely in the Bard Common Stock Fund and may be made in cash or Company stock.

The Plan provides for various investment options in investment securities. Investment securities, in general, are exposed to various risks, such as interest rate, credit and overall market volatility. Due to the level of risk associated with certain investment securities, it is reasonably possible that changes in the values of investment securities will occur in the near term.

Forfeitures

At December 31, 2001, the total assets of the plan include forfeited nonvested amounts totaling $73,476. These amounts will be used to reduce future Company matching contributions. Also, in 2001, employer contributions were reduced by $645,731 from forfeited nonvested accounts.

Vesting

Participants are vested in the Company's matching contribution as follows:
Years Participated in Plan	% Vested

Under 2	0%
2 but < 3	25%
3 but < 4	50%
4 but < 5	75%
5 or more	100%

Participants that have five years or more of service are immediately 100% vested in the Bard matching contribution, regardless of participation.

Loans

Participants may borrow from their account balances with interest charged at the prime rate. A participant may borrow up to one-half of their vested account balance, limited to $50,000. The loan must be repaid pursuant to a fixed payment schedule not to exceed five years from the date of the loan, unless such loan is for the purchase of a primary residence, in which case the loan may be repaid within fifteen years.

Income Allocations

Investment income for an accounting period shall be allocated to participants' accounts in proportion to the total of their respective account balances at the beginning of such accounting period plus any contributions or loan repayments credited to the account during the period.

Distributions

Participants will receive the full amount of their vested account balance when one of the following events occurs: normal retirement, termination of service, death or disability. Early withdrawals are permitted at the participant's request after attainment of age 59-1/2. Certain hardship withdrawals are also permitted. Distributions may be made in a lump sum payment or in a series of installments over three to ten years.

2. SUMMARY OF SIGNIFICANT

ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions and deductions during the reporting period. Actual results could differ from those estimates.

Valuation of Investments

Investments in all Funds are in the form of units of participation within the account with the unit value of each account calculated periodically by the Trustee reflecting transaction gains and losses, appreciation or depreciation of the market value of the account investments, interest and dividends. The net appreciation (depreciation) in market value of investments is based on the beginning of the year market value or value at the time of purchase during the year and is included in the statement of changes in net assets available for benefits.

Plan Administration

Under a trust agreement dated January 1, 1998, Vanguard Fiduciary Trust Company is the appointed Trustee of the Plan and administers the Plan's assets together with the income therefrom. All expenses incurred for the Plan by the Trustee and the Company may be either paid by the Company or from the assets of the Plan. Substantially all expenses of the Plan were paid by the Company during 2001.

Basis of Accounting

Accounting records maintained by the Trustee are on the accrual basis of accounting. Investment transactions are recorded on a trade date basis. The Plan had no assets not having a readily determinable market value as of December 31, 2001 and 2000.

Tax Status

The Internal Revenue Service has determined and informed the Plan sponsor by a letter dated December 1, 1999, that the Plan is designed in accordance with applicable sections of the Code. The Plan has been amended since receiving the determination letter. However, the Plan administrator and the Plan's legal counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Code. Therefore, they believe that the Plan was qualified and the related trust was tax exempt as of the financial statement date.

Payments of Benefits

Benefits are recorded when paid.

3. INVESTMENTS

The following presents investments that represent 5% or more of the Plan's net assets as of year-end-
	December 31
	2001	2000

Vanguard 500 Index Fund, 420,167 and 433,424 units, respectively	$44,491,518	$52,817,105
Bard Common Stock Fund, 2,991,537 and 3,053,019 units, respectively	61,147,021	45,154,156
Vanguard PRIMECAP Fund, 295,013 and 308,352 units, respectively	15,199,053	18,618,271
Vanguard Retirement Savings Trust, 17,075,033 and 14,937,426 units, respectively	17,075,033	14,937,426

During 2001, the Plan's investments (including gains and losses on investments bought and sold, as well as held during the year) appreciated in value by $7,027,790 as follows-
Bard common stock	$17,407,560
Mutual funds	(10,379,770)
$7,027,790

4. RELATED PARTY TRANSACTIONS

As of December 31, 2001 and 2000, the Plan holds 948,016 and 969,754 shares, respectively, of C. R. Bard, Inc. common stock, respectively, with a market value of $61,147,021 and $45,154,156 at December 31, 2001 and 2000, respectively. Certain Plan investments are shares of various funds managed by Vanguard Fiduciary Trust Company. Vanguard Fiduciary Trust Company is the trustee of the Plan and, therefore, these transactions are considered related party transactions.

5. PLAN TERMINATION

Although it has not expressed any intent to do so, the Company has the right under the Plan to discontinue its contributions at any time and to terminate the Plan subject to the provisions of Employee Retirement Income Security Act of 1974. In the event of plan termination, participants will become fully vested in their account balances.

6. NON-PARTICIPANT DIRECTED INVESTMENTS

Information about the net assets and the significant components of the changes in net assets relating non-participant directed investments is as follows-

	December 31
	2001	2000

C.R. Bard, Inc. common stock 948,016 and 969,754 shares, respectively	$61,147,021	$45,154,156
Contribution receivable	150,639	152,495
	$61,297,660	$45,306,651
Year Ended December 31, 2001
Changes in net assets:
Contributions	$4,775,247
Net appreciation in fair value of investments	17,407,560
Payments of benefits	(4,363,979)
Participant loan withdrawals	(380,398)
Other deductions	(400)
Transfers to participant-directed investments	(1,447,021)
$15,991,009

BARD EMPLOYEES' SAVINGS TRUST 401(k) PLAN SCHEDULE I

EIN #22-1454160 PLAN #003

ITEM 4i - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

AS OF DECEMBER 31, 2001
(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investments including maturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Current Value

*	Vanguard Retirement Savings Trust	Units of participation in Vanguard Retirement Savings Trust
	The Vanguard Group	17,075,033 units, $1.00 per unit	$17,075,033	$17,075,033

*	Vanguard 500 Index Fund	Units of participation in Vanguard 500 Index Fund
	The Vanguard Group	420,167 units, $105.89 per unit	42,816,701	44,491,518

*	Vanguard International Growth Fund	Units of participation in Vanguard International Growth Fund
	The Vanguard Group	92,658 units, $15.01 per unit	1,802,803	1,390,803

*	Vanguard LifeStrategy Conservative Growth Fund	Units of participation in Vanguard LifeStrategy Conservative Growth Fund
	The Vanguard Group	48,095 units, $14.06 per unit	702,337	676,214

*	Vanguard LifeStrategy Growth Fund	Units of participation in Vanguard LifeStrategy Growth Fund
	The Vanguard Group	113,318 units, $17.43 per unit	2,151,321	1,975,140

*	Vanguard LifeStrategy Moderate Growth Fund	Units of participation in Vanguard LifeStrategy Moderate Growth Fund
	The Vanguard Group	129,899 units, $15.93 per unit	2,182,473	2,069,290

*	Vanguard Prime Money Market Fund	Units of participation in Vanguard Prime Money Market Fund
	The Vanguard Group	4,786,164 units, $1.00 per unit	4,786,164	4,786,164

*	Vanguard PRIMECAP Fund	Units of participation in Vanguard PRIMECAP Fund
	The Vanguard Group	295,013 units, $51.52 per unit	17,707,480	15,199,053

*	Vanguard Total Bond Market Index Fund	Units of participation in Vanguard Total Bond Market Index Fund
	The Vanguard Group	419,964 units, $10.14 per unit	4,235,711	4,258,436

*	Vanguard Wellington Fund	Units of participation in Vanguard Wellington Fund
	The Vanguard Group	93,865 units, $27.26 per unit	2,706,372	2,558,772

BARD EMPLOYEES' SAVINGS TRUST 401(k) PLAN SCHEDULE I

EIN #22-1454160 PLAN #003

ITEM 4i - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
(CONTINUED)

AS OF DECEMBER 31, 2001
(a)	(b) Identity of issue, borrower, lessor or similar party	(c) Description of investments including maturity date, rate of interest, collateral, par or maturity value	(d) Cost	(e) Current Value

*	Vanguard Midcap Index Fund	Units of participation in Vanguard Midcap Index Fund
	The Vanguard Group	86,912 units, $11.81 per unit	$1,028,009	$1,026,433

*	Vanguard Small Cap Index Fund	Units of participation in Vanguard Small Cap Index Fund
	The Vanguard Group	27,267 units, $19,.82 per unit	529,095	540,430

*	Bard Common Stock Fund	Units of participation in Bard Common Stock Fund
	The Vanguard Group	2,991,537 units, $20.44 per unit	33,901,887	61,147,021

	Other	With interest rates ranging from 7.24% to 10.5% and maturing
	Participant Loans	through 2015	2,905,112	2,905,112
			$134,530,498	$160,099,419

The accompanying notes to financial statements are an integral part of this schedule.

*Represents a party-in-interest.

BARD EMPLOYEES' SAVINGS TRUST 401(k) PLAN SCHEDULE II

EIN #22-1454160 PLAN #003

ITEM 4j - SCHEDULE OF REPORTABLE TRANSACTIONS (A)

FOR THE YEAR ENDED DECEMBER 31, 2001

(a) Identity of Party Involved	(b) Description of Assets (including interest rate and maturity in the case of a loan)	(c) Number of Transactions	(d) Purchase Price	(e) Selling Price	(f) Cost of Asset	(g) Current Value of Asset on Transaction Date	(h) Net Gain (Loss)

The Vanguard Group	Vanguard 500 Index Inv	Purchases 332	$7,069,245			$7,069,245

The Vanguard Group	Vanguard 500 Index Inv	Sales 721		$8,584,392	$8,058,165	8,584,392	$526,227

The Vanguard Group	Vanguard PRIMECAP Fund		4,991,915			4,991,915

The Vanguard Group	Vanguard PRIMECAP Fund			5,669,262	6,613,560	5,669,262	(944,298)

	Bard Common Stock Fund		9,304,854			9,304,854

	Bard Common Stock Fund			10,719,550	7,560,471	10,719,550	3,159,079

The accompanying notes to financial statements are an integral part of this schedule.

  Reportable transactions are those purchases and sales of the same security which individually or in the aggregate exceed 5% of Plan assets at January 1, 2001.